EXHIBIT 4.27
CONFORMED COPY

DEED OF ACCESSION
DEED dated 8 June 2006 by
1.	ASBESTOS INJURIES COMPENSATION FUND LIMITED ACN 117 363 461, of Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales, in its capacity as trustee of the Asbestos Injuries Compensation Fund Trust (Acceding Party)
2.	James Hardie Industries N.V. ARBN 097 829 895 incorporated in the Netherlands and having its registered office at Atrium, 8th Floor, Strawinskylaan 3077, 1077ZX Amsterdam, The Netherlands, (with its Australian principal office at Level 3, 22 Pitt Street, Sydney in the State of New South Wales) (JHINV)
3.	LGTDD Pty Limited ABN 116 110 948, of Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales (Performing Subsidiary)
4. The State of New South Wales (NSW Government)
(each of JHINV, the Performing Subsidiary and NSW Government, the Existing Parties)
RECITALS
A.	This deed is supplemental to the Final Funding Agreement between the Existing Parties dated 1 December 2005 in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia (Final Funding Agreement).
B.	On 7 April 2006, the Acceding Party became the trustee of the Asbestos Injuries Compensation Fund Trust by executing a deed of trust with James Hardie Industries NV as settlor (the “Asbestos Injuries Compensation Fund Trust”).
OPERATIVE PART
1.	Acceding Party to be bound
The Acceding Party confirms to the Existing Parties that it has been supplied with a copy of the Final Funding Agreement, JHINV Guarantee and Intercreditor Deeds and covenants with all Existing Parties to observe, perform and be bound by all the terms of the Final Funding Agreement, the JHINV Guarantee and the Intercreditor Deeds so that the Acceding Party is deemed, from the date of this deed to be a party to the Final Funding Agreement, the JHINV Guarantee and Intercreditor Deeds.

2.	Existing Parties
The Existing Parties severally covenant with the Acceding Party to observe, perform and be bound by all of the terms of the Final Funding Agreement, the JHINV Guarantee and Intercreditor Deed.
3	Representations and warranties
The Acceding Party represents and warrants to each of the Existing Parties that each of the following statements is true and accurate as at the date of this deed:
(a)	the statements with respect to the Performing Subsidiary set out in Part 1 of Schedule 2 of the Final Funding Agreement, as amended by replacing each reference to the Performing Subsidiary with a reference to the Acceding Party;
(b) the trust to which it is a trustee it has been validly created and is validly existing;
(c) it is the sole trustee of the trust on behalf of which it has entered into this deed;
(d)	there has been no resolution or direction to terminate the trust on behalf of which it has entered into this deed, nor to remove it as trustee of that trust;
(e)	it has the power to enter into this deed as trustee of the trust on behalf of which it has entered into this deed; and
(f)	On the date of this deed, the Acceding Party has provided to the NSW Government, and the NSW Government acknowledges receipt, of an officer’s certificate signed by the chairman of directors (or, if appointed, the chief executive officer) of the Acceding Party in the form set out in the Schedule to this deed.
4.	Address for Notices
The address and Notice details of the Acceding Party for the purposes of clause 30 of the Final Funding Agreement is:
Level 3, 18-22 Pitt Street, Sydney in the State of New South Wales

Attention: The Chairman

Fax number: +61 (0)2 8274 5218
5.	Governing law
This deed is governed by the laws applicable in New South Wales.
6.	Interpretation
Words and expressions defined in the Final Funding Agreement have the same meaning where used in this deed.

Schedule
Form of Officer’s certificate
To: The State of New South Wales
I, Peter W Baker, am the Chairman of Directors of Asbestos Injuries Compensation Fund Limited (“AICF”).
I refer to the deed having the name “Final Funding Agreement” entered into on 1 December 2005 between James Hardie Industries N.V., The State of New South Wales and LGTDD Pty Limited in respect of the provision of long term funding for compensation arrangements for certain victims of Asbestos-related diseases in Australia (“Final Funding Agreement").
I also refer to a deed of accession dated on or about the date of this certificate between the AICF and the parties to the Final Funding Agreement (“Deed of Accession”), under which AICF accedes to the terms of the Final Funding Agreement.
I certify that I have been duly authorised by AICF to give this certificate and that to the best of my knowledge and belief having made reasonable enquiries, each of the representations and warranties given by AICF set out in clause 3 of the Deed of Accession are true and accurate as at the date of this certificate.
I am aware that The State of New South Wales will rely upon the representations and warranties made by AICF in the Deed of Accession and by me in this certificate.
Signed: /s/ Russell Chenu
Date: 1 December 2005

EXECUTED as a deed.

Signed for Asbestos Injuries Compensation Fund Limited by

/s/ P W Baker	/s/ Joanne Marchione

Name: PETER W BAKER	Name: JOANNE MARCHIONE
Director / Secretary	Director

Signed by Meredith Hellicar and Russell Chenu for James Hardie Industries N.V.

/s/ Meredith Hellicar	/s/ Russell Chenu

Meredith Hellicar	Russell Chenu
Chairman	Authorised Officer

Signed for LGTDD Pty Limited
By

/s/ D A J Salter	/s/ Bruce Potts

DAJ Salter	Bruce Potts
Director / Secretary	Director

Signed by The Hon Robert John Debus MP Attorney General For the State of New South Wales

/s/ The Hon Robert John Debus